INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated April 8, 1999 on our audit of the consolidated financial statements of Vizacom Inc. (formerly known as Software Publishing Corporation Holdings, Inc.) which appears in the Company's annual report on Form 10-KSB for the year ended December 31, 1998 and to the reference to our firm under the heading "Experts" in the prospectus.

Our report, which was based in part upon the report of other independent auditors, contains an emphasis paragraph regarding a federal income tax contingency.



/s/ Richard A. Eisner & Company, LLP.
New York, New York
December 16, 1999